Exhibit 10(v)

WELLS FARGO & COMPANY
KEY/SPECIFIED EMPLOYEE POLICY

Certain individuals providing services to Wells Fargo & Company (“Wells Fargo”) and its controlled group members (the “Controlled Group”) will be considered “Key/Specified Employees” for purposes of section 409A of the Internal Revenue Code (“Section 409A”). The members of the Controlled Group are determined in accordance with Section 409A.

This Key/Specified Employee Policy (the “Policy”) (a) governs which individuals are Key/Specified Employees, (b) applies to all plans, awards, agreements or arrangements sponsored by a member of the Controlled Group that are subject to Section 409A (the “409A Plans”), and (c) supersedes any contrary provisions in any 409A Plan. The six-month delay on payments to Key/Specified Employees upon separation from service applies to amounts subject to Section 409A under the 409A Plans.

The Key/Specified Employees for the Controlled Group are determined each Identification Period in a manner consistent with Treas. Reg. § 1.409A-1(i)(5) and (8) and based on the following criteria:

Key Employees:	An employee shall be considered a Key/Specified Employee during an Effective Period if at any time during the applicable Identification Period, the employee is:

•	one of the top 50 most highly compensated officers in the Controlled Group with a title of Senior Vice President or above; or

•	a member of the Wells Fargo Operating Committee or the Wells Fargo Management Committee Review Group; or

•	a “key employee” under Internal Revenue Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Internal Revenue Code section 416(i)(5)).

Identification Period: A 12-month period ending each December 31.

Effective Period: With respect to an Identification Period, the 12-month period commencing on the immediately following April 1.

The Wells Fargo & Company Human Resources Committee (the “Committee”) has adopted this Key Employee Policy, effective December 31, 2018. This Policy is effective for Identification Periods ending on or after December 31, 2018 unless amended by the Committee.

ADOPTION AGREEMENT
with respect to the
SOUTHTRUST CORPORATION
ADDITIONAL RETIREMENT BENEFIT PLAN

Pursuant to the provisions of Section 5 of the SouthTrust Corporation Additional Retirement Benefit Plan, as amended (“the Plan”), SouthTrust Bank of Alabama, National Association, hereby adopts the Plan, effective as of January 1, 1989.

IN WITNESS WHEREOF, SouthTrust Bank of Alabama, National Association, has caused this instrument to be executed and its seal to be hereunto affixed and attested by its duly authorized officer on this 18th day of January, 1990.

SOUTHTRUST BANK OF ALABAMA,
NATIONAL ASSOCIATION

By: /s/ Julian W. Banton

Its: President

ATTEST:

/s/ Doris B. Kilgore
Its Cashier

[CORPORATE SEAL]

STATE OF ALABAMA

JEFFERSON COUNTY

ADDENDUM TO
SOUTHTRUST CORPORATION
ADDITIONAL RETIREMENT BENEFIT PLAN (PENSION)

SOUTHTRUST CORPORATION, a Corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Employer”), hereby publishes on this the 20th day of April, 1994 this Addendum to the SouthTrust Corporation Additional Retirement Benefit Plan, as follows:

WITNESSETH:

WHEREAS, Employer, effective on January 1, 1987, established an Additional Retirement Benefit Plan and Trust; and

WHEREAS, the Internal Revenue Service has recently taken the position in a private letter ruling that all employers which participate in nonqualified deferred compensation plans are grantors under the plan and accompanying trust; and

WHEREAS, it is the desire of SouthTrust Corporation that the Plan and Trust conform to the Internal Revenue Service position.

NOW, THEREFORE, in consideration of the premises hereinabove set forth, Employer hereby clarifies the Plan, by addendum, as follows:

FIRST. Section 9.3 of said Plan shall be amended to read as follows:

9.3    Unsecured Promise. SouthTrust, each Employing Company and each Participant acknowledges that this Agreement shall create only an unsecured promise by SouthTrust and each Employing Company to Participants to pay the benefits provided herein. Until the occurrence of a distribution event, at which point Participant shall be entitled to receive all amounts as provided hereunder, all such amounts shall remain solely the property of SouthTrust and each Employing Company with respect to the assets contributed on behalf of its employees) subject only to the claims of the general creditors of the Employer and each Employing Company.

SECOND: This Addendum shall be effective as of the date first entered above.

THIRD: In all other respects, said Plan is hereby ratified, confirmed and approved.

The Employer has caused this Addendum to be executed by its duly authorized officer and duly attested, and its corporate seal to be hereunto affixed on the day and year first above written.

SOUTHTRUST CORPORATION

By: /s/ Wallace D. Malone, Jr.
Wallace D. Malone,
Chairman and Chief Executive Officer

(EMPLOYER)

ATTEST

/s/ Aubrey D. Barnard
Aubrey D. Barnard,
Secretary

[CORPORATE SEAL]

AMENDMENT 2008-1 TO THE
AMENDED AND RESTATED
SOUTHTRUST CORPORATION
ADDITIONAL RETIREMENT BENEFIT PLAN (PENSION)

THIS AMENDMENT, dated as of December 29, 2008, hereby amends the Amended and Restated SouthTrust Corporation Additional Retirement Benefit Plan (Pension) (the “Plan”).

RECITALS

WHEREAS, SouthTrust Corporation (“SouthTrust”) previously adopted the Plan for the benefit of a select group of highly compensated or management employees of SouthTrust and other employing companies affiliated with SouthTrust (collectively referred to as “Participants”), effective as of July 15, 1992 and amended effective as of April 20, 1994.

WHEREAS, Wachovia Corporation (“Wachovia”) and SouthTrust merged, effective November 1, 2004, and Wachovia currently sponsors the Plan for the benefit of the Participants

WHEREAS, Wachovia desires to amend the Plan to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by modifying the distribution provisions and adding a special distribution election for amounts subject to Section 409A of the Code.

1. A new Section 7A is hereby added after Section 7 to read as follows:

“7A.    PAYMENT OF NON-GRANDFATHERED BENEFITS.

7A.1    Notwithstanding anything in the Plan to the contrary, prior to December 31, 2008, a Participant who will not have begun receiving distributions of his Non-Grandfathered Benefits (as defined below) calculated pursuant to Section 6 of this Plan (the “Non-Grandfathered Retirement Benefit”) prior to January 1, 2009 and who is entitled to a Non-Grandfathered Retirement Benefit, may make an election with respect to the form of payment by filing an election form in the form prescribed by the Committee (the “Distribution Election”). The Participant may choose from a form of annuity available under the Retirement Plan or a lump sum. If a Participant selects an annuity, the Participant will be permitted to choose his annuity option at the time payment of his Non-Grandfathered Retirement Benefit commences. If a Participant chooses a lump sum, his Non-Grandfathered Retirement Benefit will be the actuarially equivalent lump sum of the Non-Grandfathered Retirement Benefit. For purposes of this Plan, “Non-Grandfathered Benefits” shall mean a Participant’s benefits hereunder that were not earned and vested for purposes of Section 409A of the Code on or before December 31, 2004.

7A.2    If a Participant does not elect an annuity on his Distribution Election, then the Participant’s Non-Grandfathered Retirement Benefit shall be paid in a lump sum.

7A.3    If a Participant is not currently employed by SouthTrust (i) at the time he makes his Distribution Election, or (ii) as of December 31, 2008 in the event the Participant does not make a Distribution Election, then the Participant’s Non-Grandfathered Retirement Benefit will be distributed or commenced distribution, as applicable, on the first day of the month coincident with or next following the Participant’s 65th birthday.

7A.4    Notwithstanding anything to the contrary herein, a Participant shall not be permitted in Plan Year 2008 to (a) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2008 or (b) accelerate payments that would otherwise be made at a later date into 2008

7A.5    Notwithstanding anything to the contrary herein, if a Participant’s Beneficiary (including an eligible spouse) becomes eligible at any time to receive a death benefit which is payable prior to the commencement of the Participant’s retirement benefit under the Retirement Plan, the Participant’s Beneficiary shall be entitled to a death benefit under this Plan equal to (A) the amount of the death benefit which the Beneficiary is entitled to receive under the Retirement Plan, reduced by (B) the amount of the death benefit which the Beneficiary is entitled to receive under the terms, provision and limitations of the Retirement Plan. If a Participant, at the date of his death, is receiving payment of the Non-Grandfathered Retirement Benefit provided hereunder in a form which contemplates that a payment or payments will be made after his death, such Participant’s Beneficiary shall be entitled to receive payment of the Non-Grandfathered Retirement Benefit if such Participant would be entitled to receive those death benefits under the Retirement Plan. The death benefit payable to a Participant’s Beneficiary as described above in this Section 7A.5, shall be paid to the Participant’s Beneficiary in the actuarially equivalent lump sum of the death benefit within 60 days following Participant’s death.

7A.6    Distribution of the Non-Grandfathered Retirement Benefit pursuant to the Participant’s Distribution Election and this Section 7A shall supersede and replace any and all prior agreements with respect to distribution of the Non-Grandfathered Retirement Benefit entered into by the Participant and SouthTrust.”

2. A new Section 9.10 is hereby added to read as follows:

“9.10    Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, distributions of Non-Grandfathered Benefits may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code, including the requirement that Specified Employees, may not receive distributions of Non-Grandfathered Benefits prior to the end of the six-month period following a Separation from Service. If a payment of Non-Grandfathered Benefits is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Other than the special Distribution Election made before December 31, 2008 pursuant to Section 7A above, in no event may a Participant designate the year of a distribution of his Non-Grandfathered Benefits.”

3. This Amendment shall be effective as of the date first written above.

4. Nothing in this Amendment shall, or is intended to, constitute a “material modification” so as to subject amounts that were earned and vested as of December 31, 2004 to the provisions of Section 409A of the Code.

5. In all respects not modified herein, the Plan is hereby ratified, confirmed and approved.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties set forth below have caused this instrument to be executed on the date first written above.

WACHOVIA CORPORATION

By: /s/ Chuck Loring
Chuck Loring

Title: Senior Vice President

PARTICIPANT

/s/ Elizabeth A. Duke
Elizabeth Duke